EXHIBIT 99.1

Contact:	David W. Brunton, Chief Financial Officer
SBE, Inc.
(925) 355-7700
davidb@sbei.com

NASDAQ Grants SBE’s Request for Continued Listing

SAN RAMON, CA - April 16, 2007 - SBE, Inc. (“SBE” or the “Company”) (NASDAQ: SBEI), a provider of high-performance IP storage solutions serving remote back-up and disaster recovery applications, today announced that the NASDAQ Listing Qualifications Panel has granted SBE’s request for continued listing on the NASDAQ Stock Market subject to certain conditions listed below. This action follows recent steps taken by SBE to come into compliance with NASDAQ requirements for continued listing including a gain to stockholders’ equity resulting from the $2.2 million sale of its embedded hardware business to One Stop Systems, Inc. on March 30, 2007 and an increase in bid price resulting from the 1-for-5 reverse stock split effected on April 2, 2007.

Previously, SBE had received NASDAQ Staff Determination letters informing the Company that it was not in compliance as set forth in Marketplace Rule 4310(c)(4), which requires the Company to maintain a minimum bid price of $1.00 and Marketplace Rule 4310(c)(2)(B), which requires the Company to maintain minimum stockholders' equity of $2.5 million, or $35.0 million market value of listed securities, or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years.

SBE’s continued listing is subject to certain specified conditions, including:

1.	On or before April 17, 2007, the Company must have evidenced a closing bid price of $1.00 or more for a minimum of ten prior consecutive trading days.
2.
On or before April 30, 2007, the Company shall file an initial listing application with The NASDAQ Stock Market with respect to the pending merger with Neonode, unless the Company delays or decides not to go forward with the merger.

3.	On or before May 31, 2007, the Company must file a Form 8-K with pro forma financial information indicating that it plans to report shareholders’ equity of $2.5 million or greater as of quarter end.
4.
The Company shall immediately notify the Panel if it enters into an agreement to sell, transfer or otherwise dispose of its software business before it consummates a merger with Neonode, and the Panel may revisit its exception.

“We are pleased that NASDAQ has granted our request for continued listing. We have worked diligently to come into compliance and look forward to the impending merger of SBE with Neonode,” said Greg Yamamoto, President and Chief Executive Officer of SBE.

On January 19, 2007, the Company entered into a definitive merger agreement with Neonode Inc., a Delaware corporation. Founded in 2001, Neonode is a Swedish developer and pioneer of touchscreen mobile phones. Neonode’s patented zForce™ touchscreen technology and Neno™ user interface combine to maximize display area and provide a unique one-hand, onscreen navigation experience. In February 2007, Neonode showcased its new mobile phone, the N2, at the 3GSM World Congress in Barcelona, Spain to critical acclaim. Neonode recently announced its first purchase order for the N2 mobile phone from MyPhone in Greece.

It is anticipated that the Company will change its name to “Neonode Inc.” upon consummation of the merger. This transaction requires the approval of the SBE stockholders, and the Company is in the process of preparing a proxy statement for such purpose.

About SBE

SBE designs and provides IP-based storage networking solutions for an extensive range of business critical applications, including back-up and disaster recovery. SBE delivers a portfolio of scalable, standards-based hardware and software products designed to enable optimal performance and rapid deployment across a wide range of next-generation storage systems. Based in San Ramon, California, SBE is a publicly traded company (NASDAQ: SBEI) with products sold worldwide through direct sales, OEMs and system integration partners. More information is available at www.sbei.com.

Forward-Looking Statements

This news release contains certain forward-looking statements that involve risks and uncertainties, including statements about consummation of the proposed merger transaction. Such statements are only predictions and the company's actual results may differ materially from those anticipated in these forward-looking statements. Factors that may cause such differences include, but are not limited to, the ability of SBE and Neonode to comply with the closing conditions necessary in order to consummate the transactions. These factors and others are more fully discussed in the documents the company files from time to time with the Securities and Exchange Commission, particularly, the company's most recent Form 10-K and Form 10-Q.

SBE and the SBE logo are registered trademarks of SBE, Inc. All other brand or product names are trademarks or registered trademarks of their respective holders.

Additional Information and Where to Find It

In connection with the proposed merger and required stockholder approval, SBE intends to file with the Securities and Exchange Commission, or SEC, a proxy statement on Schedule 14A that will be mailed to the stockholders of SBE. INVESTORS AND SECURITY HOLDERS OF SBE ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The definitive proxy statement will be mailed to the stockholders as of a record date to be established for voting on the proposed merger. Investors and security holders will be able to obtain free copies of the proxy statement, as well as other filed materials containing information about SBE, at www.sec.gov, the SEC's website. Investors may also access the proxy statement and the other materials at www.sbei.com, or obtain copies of such material by request to SBE's Corporate Secretary at: SBE, Inc., 4000 Executive Parkway, Suite 200, San Ramon, CA 94583.

SBE and its officers and directors may be deemed to have participated in the solicitation of proxies from SBE's stockholders in favor of the approval of the merger. Information concerning SBE's directors and executive officers is set forth in the publicly-filed documents of SBE. Stockholders may obtain more detailed information regarding the direct and indirect interests of SBE and its directors and executive officers in the merger by reading the preliminary and definitive proxy statements regarding the merger, which will be filed with the SEC.